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                      BERGER ONE HUNDRED AND ONE FUND, INC.

                              ARTICLES OF AMENDMENT

         Berger One Hundred and One Fund, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

         FIRST: The charter of the Corporation is amended to change the name of the Corporation by amending Article II of the Articles of Incorporation to read:

                                   ARTICLE II

         The name of the corporation is

                       Berger Growth and Income Fund, Inc.

         SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; the charter amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders.

         IN WITNESS WHEREOF, Berger One Hundred and One Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of January 31, 2000, by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth therein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.


WITNESS:                                    BERGER ONE HUNDRED AND ONE
FUND, INC.

                                            By:
---------------------------                    ---------------------------------
Janice M. Teague                               Jack R. Thompson
Secretary                                      President